Exhibit 99.1

CONTACT:

Jill Smith Director, Corporate Communications 240.449.1250 jsmith@panacos.com	Peyton Marshall Executive Vice President & CFO 617.926.1551 pmarshall@panacos.com

Panacos Files Shelf Registration Statement

Watertown, MA (March 27, 2006) – Panacos Pharmaceuticals, Inc. (Nasdaq: PANC), a biotechnology company dedicated to developing the next generation of antiviral therapeutic products, today announced that it has filed a shelf registration statement on Form S-3 with the Securities and Exchange Commission (SEC) which, when declared effective by the SEC, will allow Panacos from time to time to offer and sell up to $100 million of equity securities. The terms of any offering made pursuant to this filing will be established at the time of the offering. The Company intends to use the proceeds from the sale of any securities to fund its internal discovery and development programs including the clinical development of its HIV therapeutic drug candidate PA-457, and for other general corporate purposes.

The shelf registration statement filed today with the SEC has not yet become effective. No securities may be sold, nor may offers to buy be accepted, prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which an offer, solicitation or sale would be unlawful prior to registration or qualifications under the securities laws of any such jurisdiction.

About Panacos

Panacos is developing the next generation of anti-infective products through discovery and development of small molecule oral drugs for the treatment of HIV and other major human viral diseases. Panacos’ lead candidate, PA-457, is the first in a new class of oral HIV therapeutics under development called maturation inhibitors, discovered by Panacos scientists and their academic collaborators. By targeting a novel step in the virus life cycle, maturation inhibitors are designed to have potent activity against a broad range of HIV, including strains that are resistant to existing classes of drugs. Drug resistance is the most pressing problem in HIV therapy and the leading cause of treatment failure. Panacos’ proprietary discovery technologies focus on novel targets in the virus life cycle, including virus maturation and virus fusion.

Except for the historical information contained herein, statements made herein, including those relating to the effectiveness of the Form S-3, any potential offering of securities under the Form S-3, the use of proceeds from any sale of securities and the ability of maturation inhibitors to act against a broad range of HIV are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks as set forth in the Company’s filings with the Securities and Exchange Commission. These risks and uncertainties could cause actual results to differ materially from any forward-looking statements made herein.

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